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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 1, 2014

AROTECH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-23336	95-4302784
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1229 Oak Valley Drive, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(800) 281-0356

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SEC 873 (01/12)

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Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c)                      Pursuant to the terms of their existing employment agreements, and as previously contemplated, on October 1, 2014, Mr. Robert S. Ehrlich, our Chairman and Chief Executive Officer, became our Executive Chairman of the Board, and Mr. Steven Esses, our President, became our President and Chief Executive Officer.

The following information, required to be filed in this Form 8-K, is taken largely from our most recent proxy statement:

Biographical Information

Steven Esses (51) has been a director since July 2002, our Executive Vice President since January 2003, our Chief Operating Officer from February 2003 until February 2012 and our President since December 2005. From 2000 until 2002, Mr. Esses was a principal with Stillwater Capital Partners, Inc., a New York-based investment research and advisory company (hedge fund) specializing in alternative investment strategies. During this time, Mr. Esses also acted as an independent consultant to new and existing businesses in the areas of finance and business development. In 1995, Mr. Esses founded the Dunkin’ Donuts franchise in Israel and was its Managing Director and CEO until 2005. Before founding Dunkin’ Donuts Israel, Mr. Esses was the Director of Retail Jewelry Franchises with Hamilton Jewelry, and before that he served as Executive Director of Operations for the Conway Organization, a major off-price retailer with 17 locations.

Employment Agreement

Mr. Esses is party to an amended and restated employment agreement with our Israeli subsidiary Epsilor-Electric Fuel Ltd. and guaranteed by us executed in May 2013 and amended in November 2013. The term of this employment agreement expires on December 31, 2015. The employment agreement provides that Mr. Esses will serve as our President until September 30, 2014, and thereafter as our President and Chief Executive Officer.

The employment agreement as amended provides for a monthly base salary of NIS 97,115 (approximately $26,366 at the rate of exchange in effect on September 29, 2014), as adjusted for Israeli inflation (but with no retroactive inflation adjustment for 2013 in respect of inflation during 2012). Additionally, the board may at its discretion raise Mr. Esses’s base salary.

The Esses Employment Agreement provides that if the results we actually attain in a given year are at least 100% of the amount we budgeted at the beginning of the year, we will pay a bonus, on a sliding scale, in an amount equal to a minimum of 25% of Mr. Esses’s annual base salary then in effect, up to a maximum of 75% of his annual base salary then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. Budget targets in the past have included combinations of revenues, EBITDA, backlog, and/or other factors. Mr. Esses’s previous employment agreement had a similar bonus provision (but with a lower (20%) threshold bonus). For 2012 and 2013, the Compensation Committee choose financial targets for determining eligibility for the above-referenced cash incentive bonus that are determined in part on the achievement of set budgetary forecast targets for adjusted EBITDA, a non-GAAP measurement, and in part on the achievement of other targets – in the case of 2012, targets for revenues, and in the case of 2013, targets for revenues and adjusted EBITDA. The Board’s adjusted budget for 2013 for continuing operations called for adjusted EBITDA of $3.1 million with revenues of at least $87.7 million. Actual results were EBITDA of $6.5 million with revenues of $88.6 million. New bonus targets will be chosen for 2014 based upon future budgetary forecasts.

The employment agreement also contains various benefits customary in Israel for senior executives, tax and financial planning expenses and an automobile, and contains confidentiality and non-competition covenants. Pursuant to the employment agreements, we granted Mr. Esses demand and “piggyback” registration rights covering shares of our common stock held by him.

We can terminate Mr. Esses’s employment agreement in the event of death or disability or for “Cause” (defined as conviction of certain crimes, willful failure to carry out directives of our board of directors or gross negligence or willful misconduct). Mr. Esses has the right to terminate his employment upon a change in our control or for “Good Reason,” which is defined to include adverse changes in employment status or compensation, our insolvency, material breaches and certain other events. Additionally, Mr. Esses may retire (after age 65), retire early (after age 55) or terminate his agreement for any reason upon 150 days’ notice.

Upon termination of employment, the employment agreement provides for payment of all accrued and unpaid compensation (including under most circumstances Israeli statutory severance), and (unless we have terminated the agreement for Cause or Mr. Esses has terminated the agreement without Good Reason and without giving us 150 days’ notice of termination) bonuses (to the extent earned) due for the year in which employment is terminated (in an amount of not less than 20% of base salary) and severance pay equal to the greater of (i) twenty-four (24) times monthly salary, and (ii) NIS 3,144,000 (approximately $853,571 at the rate of exchange in effect on September 29, 2014). Furthermore, Mr. Esses will receive, in respect of all benefits, an additional sum in the amount of (i) $75,000, in the case of termination due to disability, good reason, death, or non-renewal, or (ii) $150,000, in the case of termination due to early retirement, retirement, change of control or change of location. Additionally, in respect of any termination due to a change of control or a change in the primary location from which Mr. Esses shall have conducted his business activities during the 60 days prior to such change, all outstanding options and all restricted shares will be fully vested. Restricted shares that have vested prior to the date of termination are not forfeited under any circumstances, including termination for Cause.

In April 2009, we, with the agreement of Mr. Esses, funded a portion of his severance security by means of issuing to him, in trust, restricted stock having a value (based on the closing price of our stock on the Nasdaq Stock Market on the date on which Mr. Esses and our board of directors agreed on this arrangement) of $200,000, a total of 273,973 shares. We agreed with Mr. Esses that the economic risk of gain or loss on these shares is to be borne by Mr. Esses. Should Mr. Esses leave our employ under circumstances in which he is not entitled to his severance package (primarily, termination for Cause as defined in his employment agreement), these shares would be returned to us for cancellation.

Related Party Agreement

We have an amended and restated consulting agreement with Sampen Corporation that we executed in May 2013. Sampen is a New York corporation owned by members of Steven Esses’s immediate family, and Mr. Esses is an employee of both the Company and of Sampen. The term of this consulting agreement is until December 31, 2015.

Pursuant to the terms of our agreement with Sampen, Sampen provides one of its employees to us for such employee to serve as (i) until September 30, 2014, our President, and (ii) from October 1, 2014, as our President and Chief Executive Officer. We pay Sampen $8,960 per month, plus an annual bonus, on a sliding scale, in an amount equal to a minimum of 25% of Sampen’s annual base compensation then in effect if the results we actually attain for the year in question are 100% or more of the amount we budgeted at the beginning of the year, up to a maximum of 75% of its annual base compensation then in effect if the results we actually attain for the year in question are 120% or more of the amount we budgeted at the beginning of the year. We also pay Sampen, to cover the cost of our use of Sampen’s offices as an ancillary New York office and the attendant expenses and insurance costs, an amount equal to 16% of each monthly payment of base compensation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AROTECH CORPORATION
(Registrant)
/s/ Steven Esses
Name:	Steven Esses
Title:	President and CEO
Dated:           October 1, 2014